Exhibit 99.1

FOR IMMEDIATE RELEASE

January 6, 2021

TEJON RANCH CO. APPROVED TO DEVELOP

MULTI-FAMILY RESIDENTIAL COMPLEX

Series of apartment buildings to be located adjacent to the Outlets at Tejon

(Tejon Ranch, CA) — Tejon Ranch Co. (NYSE: TRC) announced today the Kern County Board of Supervisors has approved two Conditional Use Permits (CUPs) which will authorize development of multi-family apartment uses within the Tejon Ranch Commerce Center.

The approved CUPs authorize the Company to develop up to a maximum of 495 multi-family residences, in thirteen (13) apartment buildings, as well as approximately 6,500 square feet of community amenity space and 8,000 square feet of community serving retail on the ground floor of a portion of the residential buildings. The development would be located on a 27-acre site located immediately north of the Outlets at Tejon.

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About Tejon Ranch Co.

Tejon Ranch Co. (NYSE: TRC) is a growth-oriented, fully diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. Tejon Ranch Co. is positioned for growth with its fully operational commercial/industrial real estate development and three master planned residential communities on the horizon.

Contact:

Barry Zoeller, Senior Vice President, Corporate Communications & Investor Relations

bzoeller@tejonranch.com

(661) 663-4212